Exhibit 99.1

December 11, 2006

Dear Fellow Shareholders:

We are writing to update you on our offer to Sardar Biglari of a seat on our Board of Directors. In short, Mr. Biglari has rejected our offer.

As you know, we recently announced our intention to increase the size of our Board of Directors from five to seven. We are considering a number of highly qualified individuals with experience in the hospitality industry who we believe can bring substantial value to our Company. We offered Mr. Biglari and his group of investors, one of these two additional seats. This would provide Mr. Biglari with representation approximately proportional to his group’s 14.9% ownership in Friendly’s. We made this offer to avoid a potentially contentious and expensive proxy fight at a time when we are actively pursuing key initiatives to improve shareholder value.

Our offer to Mr. Biglari contained customary conditions. Each of our current directors was prepared to agree to these conditions. We insisted, for the protection of all our shareholders, that Mr. Biglari cease his proxy fight in order to keep our management team focused on the business of Friendly’s and to avoid unnecessary expense. Mr. Biglari refused. We also required Mr. Biglari to agree not to use Friendly’s assets for investment outside Friendly’s. Mr. Biglari refused.

We required these conditions based on our understanding of Mr. Biglari’s operation of Western Sizzlin Corporation, a public company he has controlled since March 2006. Western Sizzlin operates and franchises a total of 129 family style steakhouse restaurants located in 19 states. It appears that Mr. Biglari forced his way on and ultimately took control of the board of directors of Western Sizzlin. Since taking control of the board of directors, instead of reinvesting in Western Sizzlin’s restaurant business, the board of directors of Western Sizzlin gave Mr. Biglari complete control to make capital allocation and investment decisions over a significant portion of Western Sizzlin’s cash. Western Sizzlin also announced that it seeks to invest in securities of certain other businesses. Using cash and additional indebtedness of Western Sizzlin, and funds from Mr. Biglari’s hedge fund, The Lion Fund LP, Mr. Biglari has purchased approximately 15% of Friendly’s shares. The Friendly’s Board finds these investment company-like activities to be financially imprudent and irresponsible, and an inappropriate use of Western Sizzlin’s funds. We will not allow Friendly’s assets to be siphoned off in a similar manner.

The Friendly’s Board listens to its shareholders, and we respect and consider the input we receive. Based on that input, we decided to increase the size of the Board to add additional experienced and qualified individuals who can add value in the areas in which Friendly’s operates. We offered to nominate Mr. Biglari to our Board to prevent a costly and distracting proxy battle. However, some of our other substantial shareholders are concerned about Mr. Biglari’s activities at Western Sizzlin and have told us that we should not allow the same conduct here at Friendly’s. We agree.

We hope that we can put this matter behind us as soon as possible. The expenses of a proxy contest would be significant, and we are concerned that the distraction might impede our progress. We assure you that your Board of Directors will take all reasonable steps to focus on improving our operations and results, protecting your interests and enhancing the value of your investment. Thank you for your continued support of our mutual goals.

Sincerely,

Donald N. Smith
Chairman of the Board